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                                                                       EXHIBIT 5

                   [Letterhead of Kirkpatrick & Lockhart LLP]

                                  May 11, 2004

ADVO, Inc.
One Targeting Centre
Windsor, CT  06095

Ladies and Gentlemen:

       We have acted as your counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed concurrently herewith with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") with respect to the registration of 50,000 shares (the "Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of ADVO, Inc. (the "Company") issuable pursuant to the ADVO, Inc. 401(k) Savings Plan (Plan Number 004) (the "Plan"), and an indeterminate number of shares of such Common Stock that may be issued or become issuable under the Plan by reason of stock dividends, stock splits or other recapitalizations executed hereafter, and an indeterminate amount of interests to be offered or sold pursuant to the Plan.

       You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws (each as amended to date) (the "Organizational Documents"), and the corporate action of the Company that provides for the establishment of he Plan and the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

       Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and the federal securities laws.

       Based upon and subject to the foregoing, it is our opinion that:

       1. When issued and paid for in compliance with the terms of the Plan, the Organizational Documents and applicable state law, the 50,000 shares of Common Stock referred to above will be duly and validly issued, fully paid and non-assessable; and

       2. The additional shares of Common Stock that may become issuable under the Plan by reason of stock dividends, stock splits or other recapitalizations hereafter executed, if and when issued in compliance with the terms of the Plan, the Organizational Documents and applicable state law, will be duly and validly issued, fully paid and non-assessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

                                              Yours truly,

                                              /s/ KIRPARTICK & LOCKHART LLP
                                              --------------------------------
                                              Kirkpatrick & Lockhart LLP